Exhibit (d)(48)(i)

EQ ADVISORS TRUST

AMENDMENT NO. 1

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 1 to the Investment Advisory Agreement dated as of May 1, 2009 between AXA Equitable Life Insurance Company, a New York stock life insurance corporation (“AXA Equitable” or “Manager”) and Franklin Mutual Advisers, LLC, a Delaware limited liability company (“Adviser”).

AXA Equitable and the Adviser agree to modify the Investment Advisory Agreement dated as of September 15, 2006 (“Agreement”) relating to the EQ/Mutual Shares Portfolio (“Portfolio”) of EQ Advisors Trust (“Trust”) as follows:

1. Name Change. The name of the EQ/Mutual Shares Portfolio is changed to EQ/AXA Mutual Shares Core Portfolio.

2. Existing Portfolio. The Manager hereby reaffirms its appointment of the Adviser as the investment adviser to an allocated Portion of the Portfolio.

3. Appendix A. Appendix A to the Agreement setting forth the Portfolio of the Trust for which the Adviser is appointed as the investment adviser and the fee payable to the Adviser with respect to the Portfolio is hereby replaced in its entirety by Appendix A attached hereto.

4. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first set forth above.

AXA EQUITABLE LIFE INSURANCE COMPANY		FRANKLIN MUTUAL ADVISERS, LLC

By:	/s/ Steven M. Joenk	By:	/s/ Peter A. Langerman
	Steven M. Joenk		Name:	Peter A. Langerman
	Senior Vice President		Title:	Chairman, President & CEO FMA

APPENDIX A

AMENDMENT NO. 1 TO THE

INVESTMENT ADVISORY AGREEMENT

FRANKLIN MUTUAL ADVISERS, LLC

Portfolio	Annual Advisory Fee

EQ/AXA Mutual Shares Core Portfolio	0.51% of the Portfolio’s average daily net assets.

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